Exhibit 99.1

Contact Information:

Suzanne DuLong

T: 781-418-8075/E: pr@keurig.com

Katie Gilroy
T: 781-418-3345/E: pr@keurig.com

FOR IMMEDIATE RELEASE

Keurig Green Mountain Announces that Frances G. Rathke, Chief Financial Officer and Treasurer, will leave the Company in Fiscal Year 2015

Rathke to maintain current role until a successor is appointed and will remain with the Company to ensure an effective transition

WATERBURY, Vt. (November 19, 2014) — Keurig Green Mountain, Inc., (Keurig) (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, today announced that Frances G. Rathke will be leaving the Company in 2015 after 11 years of service.  As part of the succession plan, the Company has engaged an executive search firm.

To facilitate a successful transition, Ms. Rathke will continue to serve as Chief Financial Officer and Treasurer until a replacement is appointed, at which time, Ms. Rathke will serve in the new role of Strategic Advisor to the CEO reporting to Brian Kelley.  She will stay in this latter role no later than September 26, 2015.

A well-respected leader of entrepreneurial growth companies, Rathke, 54, joined Keurig in 2003 as Chief Financial Officer and Treasurer and has since been responsible for leading the Company’s finance organization. This includes overseeing Corporate Financial Planning and Strategy, Mergers and Acquisitions, Investor Relations, Commercial Finance, Accounting and Controls, Treasury, Tax, Audit and Risk Management.  In this role, she also serves as management representative for the Audit and Finance Committee for the Board of Directors.

During Rathke’s tenure, net sales at the Company grew 40-fold, from $117 million in 2003 to $4.7 billion in 2014, with corresponding GAAP earnings per share CAGR of 46%. Ms. Rathke also oversaw $1.5 billion of acquisitions starting with Keurig, Incorporated in 2006, and the subsequent Keurig, Incorporated licensees during fiscal years 2009 through 2011. She also played a leading role in numerous capital raises totaling $2.6 billion including strategic investments, most notably the recent investment in Keurig Green Mountain by The Coca-Cola Company and Luigi Lavazza S.p.A.

Brian Kelley, Keurig’s President and Chief Executive Officer, said, “Speaking personally, on behalf of the entire board, and for everyone at Keurig, I would like to thank Fran for her tireless commitment, integrity, financial expertise and countless contributions. She has been a trusted advisor providing leadership, operational and financial guidance, particularly when I first joined Keurig two years ago. We look forward to Fran’s continued leadership as we conduct our CFO search and execute an orderly transition to her successor.”

Rathke noted, “It has been a privilege to have served as Keurig’s CFO over this amazing period. The Company has an exceptional management team and world-class employees and together we have transformed the coffee business in the United States and Canada over the past decade. I’m confident Keurig will continue to revolutionize the beverage industry with technology leadership positions in both hot and cold beverages. With the Company’s financial position stronger than ever, 2015 is a logical time to transition to a new leader who will help drive the next phase of growth. I look forward to working with the Board and Brian in that regard, and beginning my next chapter.”

About Keurig Green Mountain, Inc.

As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (Keurig) (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices. The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace. Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects. By helping consumers drink for themselves, we believe we can brew a better world. For more information visit: www.KeurigGreenMountain.com. To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca.

Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements

Certain information in this filing constitutes “forward-looking statements.” Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, the impact of pending shareholder litigation, and the impact of antitrust litigation pending against the Company in the United States and Canada. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, “Item 1A. Risk Factors” and Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 27, 2014, and elsewhere in those reports and those described from time to time in our future reports filed with the Securities and Exchange Commission.

KGM-G